Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

HWGC Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(f)(2)	91,666,667 (1)(2)	$0.60	$55,000,000.20 (3)	$92.70 per $1,000,000	$5,098.20
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$55,000,000.20		$5,098.20
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,098.20

(1)	Represents the maximum number of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of HWGC Holdings, Limited (the “Company”) that may be issued directly to (i) holders of HWGG Capital P.L.C. pursuant to the Share Exchange Agreement dated July 21, 2022 by and among the Company, HWGG Capital, P.L.C. and shareholders of HWGG Capital P.L.C.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act multiplying the proposed maximum aggregate offering price of securities of the Company to be registered in exchange for shares of HWGG Capital, P.L.C stock. HWGG Capital, P.L.C. is a private company, no market exists for its securities.